News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, April 20, 2021 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three and six months ended March 31, 2021.

The Company reported a 394% increase in its net income for the three months ended March 31, 2021, to $1,506,000 compared with net income of $305,000 for the three months ended March 31, 2020. Net income for the six months ended March 31, 2021 was $2,843,000 compared with net income of $858,000 million for the six months ended March 31, 2020.

Basic and diluted earnings per share were $0.26 for the three months ended March 31, 2021 compared to $0.05 for the three months ended March 31, 2020. Basic and diluted earnings per share were $0.49 for the six months ended March 31, 2021 compared to $0.15 for the six months ended March 31, 2020.

“We are pleased to continue the very strong start to our 2021 Fiscal Year,” stated John Fitzgerald, President and Chief Executive Officer of Magyar Bancorp. “Through the participation in the Paycheck Protection Program (PPP) and prudent management of our balance sheet, we saw a 31 basis point increase in our net interest margin on a year over year comparison despite continued historically low interest rates. Earnings for the quarter were 394% higher than the same period last year thanks in part to fees recognized by the Bank from its participation in the PPP, and the Bank’s role in the Middlesex County Small Business Relief Grant which concluded this quarter. As a result of our strong earnings growth, our book value per share is up 7% as of March 31, 2021 compared to March 31, 2020.

Looking ahead, we’re hopeful the ongoing deployment of vaccines will continue to bring the pandemic under control and return our economy back to normal. We believe that additional non-interest income opportunities through sales of guaranteed portions of Small Business Administration loans, and the second round of the Paycheck Protection Program, will continue to augment the Bank’s income in the coming months, and we expect to see continued positive earnings momentum through the rest of the year.”

Coronavirus/COVID-19 Update

The extraordinary impact of the Coronavirus/COVID-19 (“COVID-19”) pandemic has created an unprecedented environment for consumers and businesses alike. To protect its employees and customers from potential exposure to the virus, all Magyar Bank lobbies continue to observe best practice protocols to limit exposure and/or spread of the virus.

To assist its loan customers, the Bank has offered loan payment deferrals to borrowers unable to make their contractual payments due to COVID-19. Deferral requests are considered on a case-by-case basis and are initially approved for a three month period for principal and interest payments or for interest only payments depending on the borrower’s circumstances. An additional three month period is available for businesses that remain unable to operate and for consumers unable to make their mortgage or home equity payments due to COVID-19. Additional deferrals are available for businesses experiencing a prolonged impact from the COVID-19 pandemic, such as hotels and restaurants.

Through March 31, 2021, we had modified 284 loans aggregating $150.9 million for the deferral of principal and/or interest payments. Of these loans, at March 31, 2021, 247 loans aggregating $127.6 million had resumed making their contractual loan payments, 31 loans totaling $13.5 million had paid off (including their deferred payments), three loans totaling $7.8 million were currently deferred, and three loans totaling $2.0 million were past their deferral period and delinquent. Of the three delinquent deferred loans, one commercial business loan totaling $1.4 million was delinquent more than 90 days, one commercial real estate loan totaling $539,000 was delinquent 89 days and one residential loan totaling $113,000 was delinquent 58 days at March 31, 2021.

The Bank participated in the PPP, which was designed by the U.S. Treasury under the Coronavirus, Aid, Relief, and Economic Security (“CARES”) Act to provide liquidity using the U.S. Small Business Administration’s (“SBA”) platform to small businesses and self-employed individuals to maintain their staff and operations through the pandemic. This liquidity is in the form of a loan, 100% guaranteed by the SBA, that is forgivable provided the funds are used on qualifying payroll costs, and to a lesser extent, rent, utilities and interest on qualifying mortgage payments. The loans bear a fixed rate of 1.0% and loan payments are deferred for the first 10 months following the covered period, which is eight to twenty-four weeks following the date the loan is made. We originated 350 “First Draw” loans totaling $56.0 million through March 31, 2021 for which we received $2.0 million in origination fees from the SBA. These fees are being amortized over the expected life of the loans, which is two years for loans originated prior to June 4, 2020 and five years for loans originated June 5, 2020 or later. Through March 31, 2021, 214 loans totaling $30.3 million had been forgiven by the SBA.

On December 27, 2020 the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues (“Economic Aid”) Act was signed into law, extending the SBA’s authority to guarantee “Second Draw” PPP loans, under generally the same terms and conditions available under the First Draw program, through March 31, 2021, subsequently extended by the Paycheck Protection Program Extension Act of 2021 to May 31, 2021. In order to qualify for a Second Draw PPP loan, an applicant must have experienced a revenue reduction of at least 25% in 2020 relative to 2019. As of March 31, 2021, the Company originated 189 PPP loans totaling $28.9 million under the Economic Aid Act to its eligible customers, for which it received $1.2 million in origination fees from the SBA. These fees are being amortized over the expected life of the loans, which is five years. The Economic Aid Act also expanded the eligible expenditures for which a business could use PPP proceeds and provided for a simplified forgiveness application for PPP loans $150,000 or less. At March 31, 2021, our PPP loans totaled $52.5 million.

The Board of Governors of the Federal Reserve System created the Paycheck Protection Program Liquidity Facility (“PPPLF”), to facilitate lending by eligible financial institutions to small businesses under the PPP. Under the PPPLF, the Federal Reserve Bank of New York provided advances with a fixed interest rate of 0.35% to Magyar Bank on a non-recourse basis, taking PPP loans as collateral. In addition, the Federal Deposit Insurance Corporation allows Magyar Bank to neutralize the effect of PPP loans financed under the PPPLF on Tier 1 leverage capital ratios. The Bank funded its PPP loans with $36.9 million in PPPLF, $17.4 million of which was outstanding at March 31, 2021.

Results of Operations for the Three Months Ended March 31, 2021

Net income increased $1.2 million, or 393.8%, to $1.5 million during the three month period ended March 31, 2021 compared with the three month period ended March 31, 2020, due to higher net interest and dividend income and non-interest income, partially offset by higher provisions for loan loss and other expenses.

The Company’s net interest and dividend income increased $1.4 million, or 26.7%, to $6.4 million for the quarter ended March 31, 2021 from $5.0 million for the quarter ended March 31, 2020. The increase was attributable to a $105.3 million increase in average total interest-earning assets as well as a 31 basis point increase in the Company’s net interest margin to 3.64% for the three months ended March 31, 2021 compared to 3.33% for the three months ended March 31, 2020.

The yield on the Company’s interest-earning assets decreased 31 basis points to 4.06% for the three months ended March 31, 2021 from 4.37% for the three months ended March 31, 2020 due to lower market interest rates. The yield on investment securities decreased 80 basis points to 1.49% for the three months ended March 31, 2021 from 2.29% for the three months ended March 31, 2020 while the yield on loans receivable decreased nine basis points to 4.60% for the three months ended March 31, 2021 from 4.69% for the three months ended March 31, 2020. In addition, the yield on interest-earning deposits decreased 114 basis points to 0.13% for the three months ended March 31, 2021 from 1.27% for the three months ended March 31, 2020.

The cost of the Company’s interest-bearing liabilities decreased 75 basis points to 0.59% for the three months ended March 31, 2021 from 1.34% for the three months ended March 31, 2020 due to lower market interest rates. The cost of interest-bearing deposits decreased 77 basis points to 0.51% for the three months ended March 31, 2021 from 1.28% for the three months ended March 31, 2020 while the cost of borrowings decreased 93 basis points to 1.28% for the three months ended March 31, 2021 from 2.21% for the three months ended March 31, 2020. In addition, the average balance of non-interest bearing liabilities increased $56.7 million to $186.8 million for the three months ended March 31, 2021 from $130.1 million for the three months ended March 31, 2020.

Interest and dividend income increased $523,000, or 7.9%, to $7.1 million for the three months ended March 31, 2021 from $6.6 million for the three months ended March 31, 2020. The increase was attributable to higher average balances of interest-earning assets, which increased $105.3 million between periods. The increase in average balances of interest-earning assets occurred in loans receivable, which increased $75.7 million, or 14.2%, in investment securities, which increased $7.3 million, or 16.1%, and in interest-earning deposits, which increased $22.4 million, or 84.0%. Growth in loans receivable was partially attributable to the origination of $82.8 million in PPP loans, of which $52.5 million were outstanding at March 31, 2021.

Interest expense decreased $823,000, or 52.5%, to $744,000 for the three months ended March 31, 2021 compared with the three months ended March 31, 2020. The average balance of interest-bearing liabilities increased $42.0 million, or 9.0%, between the two periods, while the cost of such liabilities decreased 75 basis points to 0.59% for the quarter ended March 31, 2021 compared with the prior year period. Lower market interest rates accounted for the decrease in the cost of interest-bearing liabilities.

The Company’s provision for loan losses was $467,000 for the three months ended March 31, 2021 compared to $420,000 for the three months ended March 31, 2020. The increased provisions for loss resulted from higher adjustments to the Company’s historical loan losses due to the prolonged economic impact of the COVID-19 pandemic on the consumer and business loan portfolios. The Company recorded $43,000 in net charge-offs during the three months ended March 31, 2021 compared with $4,000 in net recoveries during the three months ended March 31, 2020.

Non-interest income increased $563,000, or 150.5%, to $937,000 during the three months ended March 31, 2021 compared to $374,000 for the three months ended March 31, 2020. Other operating income increased $413,000 between periods due to $303,000 in fees earned from the Middlesex County Small Business Relief Grant program during the 2021 quarter. The Company received a fee of three percent of the grants it assisted the County with processing. In addition, the Company received a $106,000 interest rate swap fee during the three months ended March 31, 2021. The Company also recorded higher gains from the sales of loans, which were $106,000 for the three months ended March 31, 2021 compared with no gains for the three months ended March 31, 2020.

Non-interest expenses increased $130,000, or 2.9%, to $4.7 million during the three months ended March 31, 2021 from $4.6 million during the three months ended March 31, 2020. The increase was primarily attributable to professional fees, which increased $45,000, or 10.5%, due to higher legal and consulting fees related to the collection and foreclosure of non-performing loans. Compensation and benefit expenses increased $39,000, or 1.5%, due to higher incentive plan accruals, partially offset by lower compensation from lower full-time equivalent employees between periods. In addition, loan servicing expenses increased $28,000, or 32.6%, from higher loan origination and repayment activity, and occupancy expense increased $15,000, or 2.0%, from higher snowplowing and salting costs between periods.

The Company recorded tax expense of $652,000 on pre-tax income of $2.2 million for the three months ended March 31, 2021, compared to $121,000 on pre-tax income of $426,000 for the three months ended March 31, 2020. The Company’s effective tax rate for the three months ended March 31, 2021 was 30.2% compared with 28.4% for the three months ended March 31, 2020.

Results from Operations for the Six Months Ended March 31, 2021

Net income increased $2.0 million, or 231.4%, to $2.8 million during the six-month period ended March 31, 2021 compared with $858,000 for the six-month period ended March 31, 2020 due to higher net interest and dividend income and non-interest income, partially offset by higher provisions for loan loss and other expenses

The Company’s net interest and dividend income increased $2.2 million, or 22.3%, to $12.4 million for the six months ended March 31, 2021 from $10.2 million for the six months ended March 31, 2020. The increase was attributable to a $112.2 million increase in total average interest-earning assets as well as a 12 basis point increase in the Company’s net interest margin to 3.51% for the six months ended March 31, 2021 compared to 3.39% for the six months ended March 31, 2020.

The yield on the Company’s interest-earning assets decreased 47 basis points to 3.99% for the six months ended March 31, 2021 from 4.46% for the six months ended March 31, 2020 due to lower market interest rates. The yield on investment securities decreased 66 basis points to 1.60% for the six months ended March 31, 2021 from 2.26% for the six months ended March 31, 2020 while the yield on loans receivable decreased 26 basis points to 4.51% for the six months ended March 31, 2021 from 4.77% for the six months ended March 31, 2020. In addition, the yield on interest-earning deposits decreased 120 basis points to 0.14% for the six months ended March 31, 2021 from 1.36% for the six months ended March 31, 2020.

The cost of the Company’s interest-bearing liabilities decreased 72 basis points to 0.66% for the six months ended March 31, 2021 from 1.38% for the six months ended March 31, 2020 due to lower market interest rates. The cost of interest-bearing deposits decreased 72 basis points to 0.59% for the six months ended March 31, 2021 from 1.31% for the six months ended March 31, 2020 while the cost of borrowings decreased 103 basis points to 1.21% for the six months ended March 31, 2021 from 2.24% for the six months ended March 31, 2020. In addition, the average balance of non-interest bearing liabilities increased $55.2 million to $180.2 million for the six months ended March 31, 2021 from $125.0 million for the six months ended March 31, 2020.

Interest and dividend income increased $754,000, or 5.6%, to $14.1 million for the six months ended March 31, 2021 from $13.4 million for the six months ended March 31, 2020. The increase was attributable to higher average balances of interest-earning assets, which increased $112.2 million between periods. The increase in average balances of interest-earning assets occurred in loans receivable, which increased $79.5 million, or 15.1%, in investment securities, which increased $3.7 million, or 8.1%, and in interest-earning deposits, which increased $29.0 million, or 127.7%. Growth in loans receivable was partially attributable to the origination of $82.8 million in PPP loans, of which $52.5 million were outstanding at March 31, 2021.

Interest expense decreased $1.5 million, or 47.0%, to $1.7 million for the six months ended March 31, 2021 compared with the six months ended March 31, 2020. The average balance of interest-bearing liabilities increased $49.4 million, or 10.6%, between the two periods, while the cost of such liabilities decreased 72 basis points to 0.66% for the six months ended March 31, 2021 compared with the prior year period. Lower market interest rates accounted for the decrease in the cost of interest-bearing liabilities.

The Company’s provision for loan losses was $1.1 million for the six months ended March 31, 2021 compared to $631,000 for the six months ended March 31, 2020. The increased provisions for loss resulted from higher adjustments to the Company’s historical loan losses due to the prolonged economic impact of the COVID-19 pandemic on the consumer and business loan portfolios. The Company recorded $47,000 in net recoveries during the six months ended March 31, 2021 compared with $6,000 in net recoveries during the six months ended March 31, 2020.

Non-interest income increased $1.4 million, or 177.9%, to $2.2 million during the six months ended March 31, 2021 compared to $778,000 for the six months ended March 31, 2020. Other operating income increased $974,000 between periods due to $768,000 in fees earned from the Middlesex County Small Business Relief Grant program during the six months ended March 31, 2021. The Company received a fee of three percent of the grants it assisted the County with processing. In addition, the Company recorded $208,000 in interest rate swap fees during the six months ended March 31, 2021. The Company also recorded higher gains from the sales of loans, which were $369,000 for the six months ended March 31, 2021 compared with $26,000 for the six months ended March 31, 2020.

Non-interest expenses increased $326,000, or 3.6%, to $9.4 million during the six months ended March 31, 2021 from $9.1 million during the six months ended March 31, 2020. The increase was primarily attributable to professional fees, which increased $225,000, or 28.9%, due to higher legal and consulting fees related to the collection and foreclosure of non-performing loans. OREO expenses increased $66,000, or 49.6%, due to higher valuation allowances recorded during the six months ended March 31, 2021 compared with the prior year period. In addition, loan servicing expenses increased $62,000, or 45.6%, from higher loan origination and repayment activity, and FDIC deposit insurance premium expense increased $40,000, or 18.5%, from our higher assessment base. Partially offsetting these increases were lower data processing, insurance and other expenses.

The Company recorded tax expense of $1.2 million on pre-tax income of $4.1 million for the six months ended March 31, 2021, compared to $359,000 on pre-tax income of $1.2 million for the six months ended March 31, 2020. The Company’s effective tax rate for the six months ended March 31, 2021 was 30.0% compared with 29.5% for the six months ended March 31, 2020.

Balance Sheet Comparison

Total assets increased $4.8 million, or 0.6%, to $758.8 million at March 31, 2021 compared to $754.0 million at September 30, 2020. The increase was attributable to higher balances of loans receivable, net of allowance for loan loss, and investment securities, partially offset by lower balances of cash and interest-earning deposits.

Cash and interest-earning deposits with banks decreased $18.7 million, or 30.3% to $43.0 million at March 31, 2021 from $61.7 million at September 30, 2020 as funds were used for loan originations and investment security purchases during the six months ended March 31, 2021.

At March 31, 2021, investment securities totaled $55.1 million, reflecting an increase of $10.1 million, or 22.3%, from September 30, 2020. The Company purchased nine mortgage-backed securities totaling $19.8 million and five callable U.S. government-sponsored enterprise bonds totaling $10.0 million during the six months ended March 31, 2021. The Company received payments from mortgage-backed securities and bond calls totaling $19.3 million. There were no sales of investment securities during the period. Investment securities at March 31, 2021 consisted of $39.3 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $12.5 million in U.S. government-sponsored enterprise debt securities, $3.0 million in corporate notes, and $251,000 in “private-label” mortgage-backed securities. There were no other-than-temporary-impairment charges for the Company’s investment securities for the six months ended March 31, 2021.

Total loans receivable increased $15.1 million, or 2.5%, during the six months ended March 31, 2021 to $626.3 million at March 31, 2021 and were comprised of $275.7 million (44.0%) in commercial real estate loans, $208.7 million (33.3%) in one- to four- family residential mortgage loans, $98.1 million (15.7%) in commercial business loans, $22.5 million (3.6%) in construction loans, $17.6 million (2.8%) in home equity lines of credit, and $3.7 million (0.6%) in other loans. Included with the commercial business loans were $52.5 million in PPP loans. The increase in total loans receivable during the six months ended March 31, 2021 occurred in commercial real estate loans, which increased $27.5 million, or 11.1%. Partially offsetting this increase were decreases in construction loans, which decreased $5.7 million, commercial business loans, which decreased $2.9 million (PPP loans decreased $3.4 million), one- to four- family residential real estate loans (including home equity lines of credit), which decreased $3.4 million, and other loans, which decreased $411,000.

Total non-performing loans decreased $181,000, or 1.9%, to $9.5 million at March 31, 2021 from $9.7 million at September 30, 2020. The decrease was attributable to repayments of non-performing loans totaling $909,000, two foreclosed loans totaling $572,000 that were transferred to OREO, and the restructure of one loan totaling $218,000 during the six months ended March 31, 2021. Offsetting these decreases was the addition of four loans totaling $1.5 million. The ratio of non-performing loans to total loans decreased to 1.52% at March 31, 2021 from 1.59% at September 30, 2020.

Included in the non-performing loan totals were seven commercial real estate loans totaling $2.5 million, two construction loans totaling $4.6 million, three commercial business loans totaling $1.5 million and two residential mortgage loans totaling $910,000.

The allowance for loan loss increased $1.2 million during the six months ended March 31, 2021 to $7,554,000. The increase was attributable to $1.1 million in provisions for loan loss and $47,000 in net recoveries from loans previously charged off.

The allowance for loan losses as a percentage of non-performing loans increased to 79.1% at March 31, 2021 from 65.8% at September 30, 2020. Our allowance for loan losses as a percentage of total loans was 1.21% at March 31, 2021 compared with 1.05% at September 30, 2020. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible deterioration of the current economic environment due to the COVID-19 pandemic.

Other real estate owned decreased $1.3 million, or 50.7%, to $1.3 million during the six months ended March 31, 2021. The Company sold two properties totaling $1.7 million for a $79,000 gain, established valuation allowances totaling $215,000, and added two properties totaling $522,000 from the foreclosure of collateral securing non-performing loans. The Company is determining the proper course of action for its remaining other real estate owned, which may include holding the properties until the real estate market further improves, leasing properties to offset carrying costs and selling the properties.

Total deposits increased $22.4 million, or 3.6%, to $640.8 million during the six months ended March 31, 2021. The inflow in deposits occurred in non-interest bearing checking accounts, which increased $17.1 million, or 10.4%, to $180.6 million, in interest-bearing checking accounts (NOW), which increased $5.9 million, or 9.0%, to $71.4 million, in savings accounts, which increased $5.3 million, or 7.0%, to $80.2 million, and in money market accounts, which increased $4.5 million, or 2.4%, to $192.5 million. These increases were partially offset by a decrease in certificates of deposit (including individual retirement accounts), of $10.3 million, or 8.2%, to $116.1 million.

The Company held $4.4 million and $9.4 million in brokered certificates of deposit at March 31, 2021 and September 30, 2020, respectively. A $5.0 million brokered certificate of deposit matured and was repaid from interest-earning deposits with banks during the six months ended March 31, 2021.

Borrowings decreased $21.5 million, or 31.9%, to $45.9 million at March 31, 2021 from $67.4 million at September 30, 2020. The Company repaid $19.5 million in PPPLF advances from the Federal Reserve Bank during the six month period as the PPP loans securing the advances were forgiven by the SBA. Borrowings from the Federal Home Loan Bank of New York decreased $2.0 million to $28.5 million from a matured term advance that was repaid from interest- earning deposits with banks during the six months ended March 31, 2021.

The Company did not repurchase shares of its common stock during the six months ended March 31, 2021. Through March 31, 2021, the Company had repurchased 91,000 shares at an average price of $8.41 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,810,746.

The Company’s book value per share increased to $10.24 at March 31, 2021 from $9.78 at September 30, 2020. The increase was due to the Company’s results from operations.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of non-performing loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2021	2020	2021	2020

Income Statement Data:
Interest and dividend income	$7,122	$6,599	$14,124	$13,370
Interest expense	744	1,567	1,700	3,210
Net interest and dividend income	6,378	5,032	12,424	10,160
Provision for loan losses	467	420	1,107	631
Net interest and dividend income after
provision for loan losses	5,911	4,612	11,317	9,529
Non-interest income	937	374	2,162	778
Non-interest expense	4,690	4,560	9,416	9,090
Income before income tax expense	2,158	426	4,063	1,217
Income tax expense	652	121	1,220	359
Net income	$1,506	$305	$2,843	$858

Per Share Data:
Basic earnings per share	$0.26	$0.05	$0.49	$0.15
Diluted earnings per share	$0.26	$0.05	$0.49	$0.15
Book value per share, at period end	$10.24	$9.55	$10.24	$9.55

Selected Ratios (annualized):
Return on average assets	0.80%	0.19%	0.75%	0.27%
Return on average equity	10.33%	2.22%	9.53%	3.09%
Net interest margin	3.64%	3.33%	3.51%	3.39%

	March 31,	September 30,
	2021	2020
Balance Sheet Data:
Assets	$758,779	$753,997
Total loans receivable	626,323	611,259
Allowance for loan losses	7,554	6,400
Investment securities - available for sale, at fair value	14,259	14,561
Investment securities - held to maturity, at cost	40,797	30,443
Deposits	640,773	618,330
Borrowings	45,881	67,410
Shareholders' Equity	59,485	56,850

Asset Quality Data:
Non-performing loans	$9,551	$9,732
Other real estate owned	1,280	2,594
Total non-performing assets	10,831	12,326
Allowance for loan losses to non-performing loans	79.09%	65.76%
Allowance for loan losses to total loans receivable	1.21%	1.05%
Non-performing loans to total loans receivable	1.52%	1.59%
Non-performing assets to total assets	1.43%	1.63%
Non-performing assets to total equity	18.21%	21.68%